Exhibit 99.2

FOR IMMEDIATE RELEASE: NOVEMBER 5, 2019

LEGGETT & PLATT ANNOUNCES DIVIDEND AND NEW BOARD MEMBER

Carthage, MO, November 5, 2019 —

•	Fourth quarter dividend is $.40 per share, an increase of 5.3% versus 4Q 2018

•	Indicated dividend yield is 3.0%

•	Board of Directors announced the election of new board member, Mary Campbell

Leggett & Platt’s Board of Directors announced a dividend of $.40 per share for the fourth quarter, an increase of $.02 per share or 5.3% versus the fourth quarter of 2018. The dividend will be paid on January 15, 2020 to shareholders of record on December 13, 2019. At an annual indicated dividend of $1.60 per share, the yield is 3.0%, based upon yesterday’s closing stock price of $52.47 per share.

In addition, Leggett & Platt announced the election of Mary Campbell to its Board of Directors effective immediately. Ms. Campbell, 52, serves as Chief Merchandising Officer of Qurate Retail Group and Chief Commerce Officer of QVC U.S. Qurate Retail Group is comprised of eight leading retail brands including QVC, HSN and Zulily and is the leader in video commerce, a top-10 ecommerce retailer, and a leader in mobile and social commerce. In her 20 years at QVC/Qurate Retail Group, Ms. Campbell has held various executive positions including Chief Merchandising and Interactive Officer, Chief Interactive Experience Officer, and Senior Vice President, Commerce Platforms.

Ms. Campbell currently serves as a director of the Accessories Council, a not-for-profit, international trade organization. Ms. Campbell holds a bachelor’s degree in Psychology from Central Connecticut State University.

“Mary brings extensive knowledge in consumer insight, consumer-driven product innovation, and direct to consumer fulfillment and distribution across multi-billion dollar businesses” said Ted Enloe, Board Chair. “We are very pleased to have her join our Board.”

Ms. Campbell was identified through a national search that was conducted by Diversified Search. To learn more about other members of Leggett’s Board of Directors, visit www.leggett.com under the Corporate Governance and Directors tabs.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 136-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 15 business units, 22,000 employee-partners, and 145 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private-label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; g) high-carbon drawn steel wire; and h) bedding industry machinery.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Senior Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

Cassie J. Branscum, Manager of Investor Relations